SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Post Effective Amendment #1 to
FORM SB-2
Registration Statement
Under the Securities Act of 1933

GLOBALINK, LTD.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    Nevada                                               applied for
(State or other jurisdiction  (Primary Standard         I.R.S. Employer
   of incorporation or      Industrial Classification   Identification
     organization)                Code Number)              Number)

                                              Robin Young
#202 - 426 Main Street                      #202 - 426 Main Street
Vancouver, B.C. V6A 2T0                   Vancouver, B.C. V6A 2T4
(Address, and telephone number)                 604-828 8822
                                          (Name, address and telephone
                                         number of principal executive
                                         offices) of agent for service)

Copies to:
Ms. Jody Walker ESQ.
7841 South Garfield Way
Centennial, CO 80122
Phone 303-850-7637 Fax 303-220-9902

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this Registration Statement becomes effective.

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
 [x] 333-133961

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [x]

This Registration Statement shall become effective upon filing with the Commission in accordance with Rule 462(c) under the Securities Act of 1933.

        CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF   AMOUNT     PROPOSED         PROPOSED
SECURITIES TO BE         BEING      MAXIMUM          MAXIMUM      AMOUNT OF
REGISTERED             REGISTERED OFFERING PRICE    AGGREGATE    REGISTRATION
                                    PER SHARE     OFFERING PRICE      FEE(2)(3)
Common Stock       10,000,000  $.10      $1,000,000  $117.70
Common Stock(1)     1,250,000  $.10      $  125,000  $ 14.71
                   ---------            ----------  --------
Total              11,250,000  $.10      $1,125,000  $132.41

(1) Represents common stock being registered on behalf of Selling
     Security Holder.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a), (c) and (g) under the Securities Act of 1933, as amended.
(3) Previously paid.

EXPLANATORY NOTE

   This Registration Statement is being filed with the Securities and Exchange Commission pursuant to Rule 462(c) under the Securities Act of 1933, as amended. This Registration Statement relates to the public offering by the Registrant contemplated by the Registration Statement on Form SB-2, Registration Number 333-133961, declared effective on February 23, 2007, and is being filed for the sole purpose of a price reduction of the common shares. The contents of Registration Statement No. 333-133961, including amendments are hereby incorporated herein by reference.




SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, province of British Columbia on the 22nd day of March 2007.

Globalink, Ltd.

/s/Robin Young
------------------------------
By: Robin Young, President/CEO

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Globalink, Inc.
(Registrant)
By: /s/Robin Young                      Dated: March 22, 2007
    ----------------------
    Robin Young

Director, Chief Executive Officer
(As a duly authorized officer on behalf of the Registrant and as Principal Executive Officer)

By: /s/Ben Choi                        Dated: March 22, 2007
    ----------------------
    Ben Choi
Chief Financial Officer, Controller and Director


By: /s/Daniel Lo                        Dated: March 22, 2007
    ----------------------
    Daniel Lo
    Director






INDEX TO EXHIBITS

EXHIBIT NO.  IDENTIFICATION OF EXHIBIT
(a)     Exhibits
3.i      Articles of Incorporation incorporated by reference to
Form SB-2, #333-133961 filed May 10, 2006
3.ii     By-Laws incorporated by reference to Form SB-2, #333-
133961 filed May 10, 2006
4.i      Form of Specimen of common stock incorporated by
reference to Form SB-2, #333-133961 filed May 10, 2006
5        Consent and Opinion of Legal Counsel, Jody
            Walker, Esq. incorporated by reference to Form SB-2, #333-133961 filed May 10, 2006
23.1     Consent of Independent Registered Accounting Firm,
Thomas Harris, CPA